Prospectus Supplement filed under Rule 424(b)(3)
                                                      Registration No. 333-84573





                              Prospectus Supplement
                             Dated December 3, 1999

     The Prospectus dated August 13, 1999 relating to the offer for resale of up to $361,000,000 aggregate principal amount of The Interpublic Group of Companies, Inc.'s 1.87% Convertible Subordinated Notes due 2006, and such shares of common stock as may be issued upon conversion of the notes, is hereby supplemented to include the following information in the "Selling
Securityholders" table in the Prospectus Supplement dated August 13, 1999:


     The "Selling Securityholders" table in the Prospectus, as supplemented, is amended so that the principal amount of registered notes held by Morgan Stanley Dean Witter1 is decreased from $5,000,000 to $500,000.

     The "Selling Securityholders" table in the Prospectus, as supplemented, is amended so that the principal amount of registered notes held by PIMCO Total Return Fund is decreased from $5,000,000 to $3,000,000.



--------

1 Morgan Stanley & Co. Incorporated, an affiliate of Morgan Stanley Dean Witter, was an initial purchaser of the 1.87% Convertible Subordinated Notes due 2006, when the notes were originally sold in a private placement. In addition, Morgan Stanley & Co. Incorporated was also an initial purchaser of Interpublic's 1.80% Convertible Subordinated Notes due 2004 when those notes were originally sold in a private placement. As of December 3, 1999, Morgan Stanley Dean Witter held $179,000 of Interpublic's 1.80% Convertible Subordinated Notes due 2004.